Exhibit 10.54
FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS FOR DIRECTORS
This Amendment is made as of  _________  , 20  _____  by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”) and  _____________  (“Director”), with reference to the following facts:
A. The Company has granted stock options to Director under one or more stock option agreements to compensate him for his service on the Company’s Board of Directors.
B. The Company has determined that it is in its best interests to ensure that, in the event that Director ceases to be a member of the Company’s Board of Directors, he will have an adequate opportunity to exercise his stock options.
NOW, THEREFORE, the Company and Director hereby agree as follows:
1. Each stock option agreement between the Company and Director which is currently in force is hereby amended so that, in the event that Director ceases for any reason to be a member of the Company’s Board of Directors, Director may exercise each of his vested stock options until the expiration of one year from the date Director ceased to be a member of the Company’s Board of Directors, or, if longer, the applicable period specified in the stock option agreement governing such stock option for exercisability of such stock option following the date on which Director ceases to be a member of the Company’s Board of Directors; provided, however, that in no event shall a stock option be exercisable more than ten years from the date such stock option was granted.
2. In all other respects, the terms and provisions of each stock option agreement between the Company and Director are hereby ratified and declared to continue in full force and effect.
IN WITNESS WHEREOF, this Amendment has been executed by the Company and Director as of the date first above written.

PINNACLE ENTERTAINMENT, INC.
By:
DIRECTOR